Exhibit 99.3

CHEAHA FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(Amounts in thousands)

(Unaudited)

March 31, 2021

ASSETS
Cash and due from banks	$48,977
Interest-bearing deposits with other banks	202
Cash and cash equivalents	49,179

Available for sale securities at fair value	60,378
Held to maturity securities at amortized cost	15
Loans, net of allowance for loan losses	120,028
Mortgage loans held for sale	331
Bank premises and equipment, net of accumulated depreciation	3,875
Other equity securities	211
Accrued interest receivable	837
Deferred tax asset	192
Bank owned life insurance	3,023
Other assets	12
Total assets	$238,081

LIABILITIES
Deposits:
Noninterest-bearing	$103,988
Interest-bearing	101,921
Total deposits	205,909
Junior subordinated debt	3,093
Accrued taxes and other liabilities	1,542
Total liabilities	210,544

STOCKHOLDERS’ EQUITY
Preferred stock	—
Common stock	5
Surplus	4,544
Retained earnings	21,951
Accumulated other comprehensive income	1,037
Total stockholders’ equity	27,537
Total liabilities and stockholders’ equity	$238,081

CHEAHA FINANCIAL GROUP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(Amounts in thousands, except share data)

(Unaudited)

Three months ended March 31, 2021

INTEREST INCOME
Interest and fees on loans	$2,254
Interest on investment securities	326
Other interest income	6
Total interest income	2,586

INTEREST EXPENSE
Interest on deposits	285
Interest on borrowings	13
Total interest expense	298
Net interest income	2,288

Provision for loan losses	—
Net interest income after provision for loan losses	2,288

NONINTEREST INCOME
Service charges on deposit accounts	179
Change in the fair value of equity securities	254
Other operating income	92
Total noninterest income	525
Income before noninterest expense	2,813

NONINTEREST EXPENSE
Salaries and employee benefits	897
Occupancy	301
Data processing	150
Marketing	26
Professional fees	459
Other operating expenses	643
Total noninterest expense	2,476
Income before income tax expense	337
Income tax expense	143
Net income	$194

Earnings per share:
Basic earnings per share	$0.38
Diluted earnings per share	0.38
Average common shares outstanding
Basic	513,332
Diluted	513,332